Exhibit 10.1
AMENDMENT AGREEMENT
THIS AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of this 29th day of August, 2008 by and between Handleman Company of Canada Limited (“Seller”), an Ontario corporation, with offices at Unit #1 60 Leek Crescent, Richmond Hill, Ontario, Canada, L4B 1H1; Handleman Company, a Michigan corporation (“Seller Parent”), with offices at 500 Kirts Boulevard, Troy, MI 48084 which indirectly owns all of the issued and outstanding capital stock of Seller; Anderson Merchandisers—Canada, Inc., a Delaware corporation (“Purchaser”), with offices at 421 S.E. 34th Avenue, Amarillo, TX 79103, and Anderson Merchandisers, L.P., a Texas limited partnership (“Merchandisers”), with offices at 421 S.E. 34th Avenue, Amarillo, TX 79103, an affiliate of Purchaser.
WHEREAS:
A.	The parties entered into an Asset Purchase Agreement dated July 25, 2008 (the “Purchase Agreement”).

B.	The parties wish to make certain amendments to the terms of the Purchase Agreement as more particularly set out herein.
WITNESSES that for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties covenant and agree as follows:
1.	Definitions
Unless otherwise defined herein, all capitalized words used in this Agreement shall have the meanings ascribed thereto in the Purchase Agreement.
2.	Amendments to the Purchase Agreement
The Purchase Agreement is hereby amended by:
(a)	deleting Section 1.1(f) of the Purchase Agreement, and replacing it with the following:

“all telephone numbers, post office boxes, customer records, vendor records, such warranties on the Equipment as exist as of the Closing Date, all licenses, permits and other governmental authorizations necessary or desirable for the conduct of the Business to the extent the same are transferable, and the Seller Parent’s Universal Product Code, being 049656 (the “Intangibles”).”

(b)	adding the following as Section 3.1(e) of the Purchase Agreement:

The parties agree that, from and after the Closing Date, the Transferred Employees shall be entitled to use and obtain their unused and accrued vacation and vacation pay entitlements under the Seller’s vacation arrangements, determined as of the Closing Date, and the Purchaser shall assume responsibility for all Transferred Employee vacation and vacation pay entitlements. The accrued liability reflected on Seller’s books and records for this vacation and vacation pay entitlements shall be an Assumed Liability as herein defined and taken into account in the calculation of the Purchase Price.

(c)	adding the following at the end of Section 1.2 of Exhibit 3.3 (Transition Services):

Seller shall or shall cause an Alternate Provider to continue, on behalf of Anderson, the participation of the Transferred Employees in the following Benefit Plans in which they were participating immediately prior to the Closing Date:

Manulife — Medical, Short Term Disability, Vision Alberta – Medical British Columbia – Medical Cigna – Dental Minnesota Life – Life Insurance Unum – Long Term Disability

from the Closing Date to September 30, 2008. Anderson shall promptly reimburse Seller for all costs which Seller deems on a reasonable basis to have been incurred by it in respect of the participation of the Transferred Employees in such Benefit Plans during the period from the Closing Date to September 30, 2008. For greater certainty, Anderson agrees to indemnify, defend and hold harmless Seller and Seller Parent from and against any Claim incurred by a Transferred Employee or his or her beneficiaries or dependents under such Benefit Plans during the period from the Closing Date to September 30, 2008.

Seller shall as an Alternate Provider, provide, or have provided, payroll processing services to Anderson in respect of the salary and wage payroll obligations of Anderson for the Transferred Employees for the period beginning on September 2, 2008 and ending September 4, 2008 (3 employment days) (the “Payroll”), which Payroll will be delivered to the Transferred Employees by Seller on September 11, 2008, and Anderson shall reimburse Seller on September 11, 2008 for the salary and wages incurred for the three day period, plus all taxes imposed on the employer with respect to such salary and wages and the prorated amount payable to any third-party payroll service preparing such Payroll for such period.

3.	Currency of the Purchase Price
The parties agree that such portions of the Purchase Price which are payable in US dollars shall be paid to the Seller in Canadian dollars and for the purposes of converting U.S. dollar amounts into Canadian dollar amounts, the closing exchange rate quoted by the Bank of Canada on the Business Day that is immediately prior to the Closing Date shall be used.
4.	Defined Contribution Pension Plan
The Purchase Agreement is hereby amended by:
(a)	Add the following phrase to the beginning of Section 1.2(e): “Except as provided in Section 3.1(e),”.

(b)	Add the following phrase to the beginning of Section 1.4(e): “Except as provided in Section 3.1(e),”.

(c)	Delete Section 3.1(c) and substitute the following therefor:

“(c) Subject to Exhibit 3.3, and except as provided in Section 3.1(e), all employees who accept the Purchaser’s offer of employment (the “Transferred Employees”) shall cease to participate in and accrue benefits under the Seller’s Benefit Plans on the Closing Date.”

(d)	4. Add the following phrase to the beginning of Section 3.1(d): “Subject to Exhibit 3.3,”.

(e)	5. Add the following Section 3.1(e):

“(e) As soon as practicable following the Closing Date, but effective as of the Closing Date, the Seller shall assign to the Purchaser, and the Purchaser shall assume, the DC Pension Plan for the Employees of Handleman Company of Canada Limited (“DC Plan”) and, except as provided herein, all of the rights, obligations, assets and liabilities related thereto, including without limitation the pension fund of the DC Plan held under Group Annuity Contract No. G003873 between Seller and the Desjardins Financial Security Life Assurance Company. The Seller and the Purchaser agree to take such steps, prepare and execute such documents and seek such approvals of the applicable governmental authorities as may be necessary or desirable to effect the transfer. The Seller shall make all employer contributions, and remit all employee contributions, to the pension fund of the DC Plan as required by the terms of such plan and applicable law in respect of the period prior to the Closing Date, and shall be liable for any

Claims in respect of the DC Plan or any liability arising from its administration of the DC Plan in respect of such period. For greater certainty, all duties, responsibilities, obligations and liabilities in respect of the DC Plan for the period on and after the Closing Date, including without limitation all duties and responsibilities for the administration and investment of the DC Plan, shall be Assumed Obligations.”
5.	Counterparts
This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument and any party may enter into this Agreement by executing a counterpart.
6.	Electronic Transmission
Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.
IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER PARENT:	SELLER:

Handleman Company	Handleman Company of Canada Limited

By:	By:

Its:	Its:

MERCHANDISERS:		PURCHASER:

Anderson Merchandisers, L.P.		Anderson Merchandisers-Canada, Inc.

By:	Ander-Merch of Texas, Inc.
General Partner
By:		By:

Its:		Its: